Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the inclusion of our report dated March 20, 2006 on the financial statements of Victory Renewable Fuels, LLC (a development stage company as of November 30, 2005, and the related statements of operations, changes in members’ equity, and cash flows for the period from inception (April 19, 2005) to November 30, 2005 in the Form SB-2 Registration Statement of Victory Renewable Fuels, LLC dated on or about May 18, 2006 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.
/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Certified Public Accountants
Minneapolis, Minnesota
May 18, 2006